EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Investor Relations	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE ANNOUNCES RESIGNATION OF DOUGLAS J. BARTEK

AS CHAIRMAN, CEO AND PRESIDENT

Plano, Texas, June 27, 2003 – Microtune®, Inc. (NASDAQ: TUNEE) announces that Douglas J. Bartek has resigned his positions at the Company as Chairman of the Board, CEO and President effective today. The vacated board seat will remain empty at this time. Mr. Bartek and the Board reached an agreement as to his severance terms.

The Board of Directors of the Company anticipates that it will announce a new Chairman, President and CEO in the near future. In the interim the Board will establish an Office of the President that will be filled by James H. Clardy, a Director and Chairman of the Company’s Audit Committee, Harvey B. Cash, a Director and Chairman of the Company’s Compensation Committee, and Albert H. Taddiken, the Company’s Chief Technical Officer.

The Company continues to anticipate that it will file its 2002 annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended March 31, 2003 by the end of July. The Company’s internal investigation being conducted under the direction of the Board’s Audit Committee is expected to be completed on or about the same date. The Company has not been notified by NASDAQ in regards to its delisting status and at the present time remains listed on the NASDAQ market.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNEE.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other trademarks are the property of their respective holders.